Exhibit 107.1

CALCULATION OF FILING FEE TABLE

S-8

(Form Type)

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	1,162,778 (1)(2)	$116.83 (3)	$135,847,353.74 (3)	0.00011020	$14,970.38 (3)

Total Offering Amounts							$14,970.38

Total Fee Offsets							–

Net Fee Due							$14,970.38

(1)

This Registration Statement on Form S-8 relates to 1,162,778 shares of common stock, par value $0.01 per share (“Common Stock”), of Intercontinental Exchange, Inc. (the “Registrant”). In connection with the Agreement and Plan of Merger, dated as of May 4, 2022 (the “Merger Agreement”) by and among the Registrant, Black Knight, Inc., a Delaware corporation (“Black Knight”) and Sand Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant, at the effective time of the merger, certain outstanding restricted stock awards under the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) were converted into awards of restricted shares of Common Stock, and adjusted pursuant to the exchange ratio in accordance with the terms of the Merger Agreement.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by any reason of any stock dividend, stock split, or other similar transaction.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on a price of $116.83 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on August 28, 2023.